Ex 99.1

CONTACT:  Investor Relations (214) 792-4415

SOUTHWEST AIRLINES REPORTS NOVEMBER TRAFFIC

DALLAS, TEXAS – December 8, 2010 -- Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 6.5 billion revenue passenger miles (RPMs) in November 2010, a 10.7 percent increase from the 5.9 billion RPMs flown in November 2009.  Available seat miles (ASMs) increased 5.7 percent to 8.1 billion from the November 2009 level of 7.7 billion.  The load factor for the month was 80.1 percent, compared to 76.5 percent for the same period last year.  For November 2010, passenger revenue per ASM is estimated to have increased in the seven to eight percent range as compared to November 2009.
For the eleven months ended November 30, 2010, Southwest flew 71.4 billion RPMs, compared to 68.5 billion RPMs flown for the same period in 2009, an increase of 4.3 percent.  Available seat miles remained flat from the November 2009 level of 90.2 billion.  The year-to-date load factor was 79.2 percent, compared to 76.0 percent for the same period last year.
This release, as well as past news releases on Southwest, are available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	NOVEMBER

	2010	2009	CHANGE

Revenue passengers carried	7,362,817	7,028,993	4.7%

Enplaned passengers	8,858,830	8,255,414	7.3%

Revenue passenger miles (000)	6,506,882	5,879,163	10.7%

Available seat miles (000)	8,127,548	7,686,018	5.7%

Load factor	80.1%	76.5%	3.6	pts.

Average length of haul	884	836	5.7%

Trips flown	91,159	89,286	2.1%

	YEAR-TO-DATE

	2010	2009	CHANGE

Revenue passengers carried	80,901,928	79,273,009	2.1%

Enplaned passengers	97,281,181	92,983,281	4.6%

Revenue passenger miles (000)	71,398,991	68,486,053	4.3%

Available seat miles (000)	90,166,606	90,168,802	-

Load factor	79.2%	76.0%	3.2	pts.

Average length of haul	883	864	2.2%

Trips flown	1,021,956	1,034,327	(1.2)%

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